UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 26, 2015
Date of Report
Date of earliest event reported
BLUCORA, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10900 NE 8th Street, Suite 800,
Bellevue, Washington 98004
(Address of Principal Executive Offices)
425-201-6100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2015, the Board of Directors ("Board") of Blucora, Inc. elected Mary Zappone to the Board, with a term to begin on March 6, 2015.  Ms. Zappone most recently served as the President and Chief Executive Officer of Recovercare, LLC. Prior to joining Recovercare, Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, Ms. Zappone has also held other senior-level positions at Tyco International, General Electric, and Exxon, and also worked at McKinsey & Company, where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her MBA in Finance at Columbia Business School. Ms. Zappone is a board member of the American Heart Association and Supplies Over Seas. Ms. Zappone has been elected as a Class III director for a term ending at the 2017 annual meeting of stockholders, and will serve on the Compensation Committee.

Ms. Zappone will be compensated under the terms of the Blucora Nonemployee Director Compensation Policy, a copy of which was attached as Exhibit 10.42 to the Annual Report on Form 10-K filed on February 27, 2014. Under this plan, Ms. Zappone will be paid cash retainers for board and committee services and will receive initial and ongoing annual grants of restricted stock units and stock options.

Item 7.01. Regulation FD Disclosure

On March 2, 2015, the Company issued a press release announcing the addition of Mary Zappone to the Board. A copy of that press release is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Ex-99.1 Press Release issued March 2, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 2, 2015

BLUCORA, INC.

/s/ Nathan Garnett
Nathan Garnett
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Ex-99.1	Press Release issued March 2, 2015.